As filed with the Securities and Exchange Commission on October 27, 2015.

Registration No. 333-207151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOKARDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	44-5500552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

333 Allerton Ave.

South San Francisco, California 94080

(650) 741-0900

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Tassos Gianakakos

President and Chief Executive Officer

MyoKardia, Inc.

333 Allerton Ave.

South San Francisco, California 94080

(650) 741-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Maggie L. Wong, Esq. Jason C. Breen, Esq. Goodwin Procter LLP Three Embarcadero Center, 24th Floor San Francisco, California 94111 (415) 733-6000	Tassos Gianakakos President and Chief Executive Officer MyoKardia, Inc. 333 Allerton Ave. South San Francisco, California 94080 (650) 741-0900	B. Shayne Kennedy, Esq. Brian J. Cuneo, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94205 (650) 328-4600

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (the “Amendment”) to the Registration Statement on Form S-1 (the “Form S-1”) of MyoKardia, Inc. is being filed solely for the purpose of re-filing Exhibit 10.10 to the Form S-1. Other than Exhibit 10.10 and the signature page to the Form S-1, the remainder of the Form S-1 is unchanged. Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by MyoKardia, Inc. (the “Company” or the “Registrant”) in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$10,565
FINRA filing fee	14,246
NASDAQ initial listing fee	125,000
Printing and engraving expenses	280,000
Legal fees and expenses	1,100,000
Accounting fees and expenses	850,000
Transfer agent and registrar fees	20,000
Miscellaneous	50,189

Total	$2,450,000

Item 14. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Company’s amended and restated certificate of incorporation, which will become effective upon completion of the offering, provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Company’s amended and restated bylaws, which will become effective upon completion of the offering, provide for the indemnification of officers, directors and third parties acting on the Company’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Company’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Company is entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements will provide that we will indemnify each of our directors and executive officers, and such entities to the fullest extent permitted by law.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of the Company, and its executive officers and directors, and indemnification of the underwriters by the Company for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

The Company intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2012, we have issued the following securities that were not registered under the Securities Act:

Issuances of Capital Stock

On June 21, 2012, we issued 544,217 shares of our common stock to one investor for an aggregate consideration of $200.00.

On August 9, 2012, we issued 204,081 shares of our common stock to one investor for an aggregate consideration of $75.00.

On August 11, 2012, we issued 408,163 shares of our common stock to one investor for an aggregate consideration of $150.00.

On August 13, 2012, we issued 408,163 shares of our common stock to one investor for an aggregate consideration of $150.00.

On August 24, 2012, we issued 13,605 shares of our common stock to one investor for an aggregate consideration of $5.00.

On September 4, 2012, we issued 204,081 shares of our common stock to one investor for an aggregate consideration of $750.00.

On September 5, 2012, we issued 12,244 shares of our common stock to one investor for an aggregate consideration of $4.50.

On September 11, 2012, we issued 4,000,000 shares of our Series A redeemable convertible preferred stock to one investor for an aggregate consideration of $4,000,000.00.

On November 27, 2012, we issued 4,600,000 shares of our Series A redeemable convertible preferred stock to one investor for an aggregate consideration of $4,600,000.00.

On March 21, 2013, we issued 204,081 shares of our common stock to one investor for an aggregate consideration of $37,500.00.

On April 12, 2013, we issued 5,400,000 shares of our Series A redeemable convertible preferred stock to one investor for an aggregate consideration of $5,400,000.00.

On October 16, 2013, we issued 5,250,000 shares of our Series A redeemable convertible preferred stock to two investors for an aggregate consideration of $5,250,000.00.

On February 4, 2014, we issued 8,000,000 shares of our Series A redeemable convertible preferred stock to one investor for an aggregate consideration of $8,000,000.00.

On June 18, 2014, we issued 5,000,000 shares of our Series A redeemable convertible preferred stock to two investors for an aggregate consideration of $5,000,000.00.

On July 29, 2014, we issued 6,000,000 shares of our Series A redeemable convertible preferred stock to two investors for an aggregate consideration of $6,000,000.00.

On August 1, 2014, we issued 6,666,667 shares of our Series A-1 redeemable convertible preferred stock to one investor for an aggregate consideration of $10,000,000.50.

On April 20, 2015, we issued 15,213,358 shares of our Series B redeemable convertible preferred stock to eight investors for an aggregate consideration of $40,999,999.81.

On April 28, 2015, we issued 1,855,288 shares of our Series B redeemable convertible preferred stock to one investor for an aggregate consideration of $5,000,001.16.

No underwriters were used in the foregoing transactions. We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D, or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our company.

Grants of Stock Options and Restricted Stock under the 2012 Plan.

Since September 7, 2012, we have granted stock options to purchase an aggregate of 3,256,191 shares of our common stock, with exercise prices ranging from $0.18 to $4.04 per share, to employees, directors and consultants pursuant to the 2012 Plan. Since September 7, 2012, we have granted an aggregate of 13,605 shares of restricted stock under the 2012 Plan. The issuances of these securities were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2), as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)	Financial Statement Schedules.

None.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) The undersigned Registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on the 27th day of October, 2015.

MYOKARDIA, INC.

By:	/s/ T. Anastasios Gianakakos
T. Anastasios Gianakakos
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ T. Anastasios Gianakakos T. ANASTASIOS GIANAKAKOS	President, Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2015

/s/ Steven Chan STEVEN CHAN	Vice President, Corporate Controller (Principal Financial and Accounting Officer)	October 27, 2015

* MARK L. PERRY	Director	October 27, 2015

* CHARLES HOMCY	Director	October 27, 2015

* KATHERINE BOWDISH	Director	October 27, 2015

* KEVIN P. STARR	Director	October 27, 2015

* ERIC J. TOPOL	Director	October 27, 2015

* By:	/s/ T. Anastasios Gianakakos
T. ANASTASIOS GIANAKAKOS Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

3.1(a)**	Third Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.1(b)**	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation as currently in effect

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering

3.3**	Bylaws of the Registrant, as currently in effect

3.4**	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering

4.1**	Specimen Common Stock Certificate

4.2**	Second Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders dated April 20, 2015

4.3**	Amendment No. 1 to Second Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders dated April 20, 2015

5.1**	Opinion of Goodwin Procter LLP

10.1**#	2012 Equity Incentive Plan and forms of award agreements thereunder

10.2**#	2015 Stock Option and Incentive Plan and forms of award agreements thereunder

10.3**#	Employment Offer Letter Agreement, by and between the Registrant and Robert S. McDowell, Ph.D., dated June 8, 2012

10.4**#	Employment Offer Letter Agreement, by and between the Registrant and T. Anastasios Gianakakos, dated September 19, 2013

10.5**#	Employment Offer Letter Agreement, by and between the Registrant and Jacob Bauer, dated July 2, 2014

10.6**#	Employment Offer Letter Agreement, by and between the Registrant and Steven Chan, dated October 20, 2014

10.7**#	Employment Offer Letter Agreement, by and between the Registrant and Joseph Lambing, Ph.D., dated February 27, 2014

10.8**#	Employment Offer Letter Agreement, by and between the Registrant and Jonathan C. Fox, Ph.D., dated March 4, 2013

10.9**	Lease Agreement, by and between the Registrant and HCP LS Redwood City, LLC, dated September 15, 2014

10.10*†	License and Collaboration Agreement, by and between the Registrant and Aventis Inc., dated August 1, 2014

10.11**	Form of Indemnification Agreement, by and between the Registrant and each of its directors and officers

10.12**	Director Letter Agreement, by and between the Registrant and Mark L. Perry, dated June 22, 2015

10.13**	Director Letter Agreement, by and between Registrant and Eric J. Topol, dated September 10, 2015

10.14**#	2015 Employee Stock Purchase Plan

10.15**#	Change in Control Policy

10.16**#	Non-Employee Director Compensation Policy

21.1**	List of Subsidiaries

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

99.1**	Confidential Draft Registration Statement #1

*	Filed herewith.
**	Previously filed.
†	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.
#	Represents management compensation plan, contract or arrangement.